energy focus™

ENLIGHTEN AND INSPIRE FOR BETTER LIVING

Exhibit 99.1
Energy Focus, Inc. Reports Fourth Quarter and Fiscal Year 2022 Financial Results
Conference Call to be Held Today at 11 am ET
SOLON, Ohio, March 23, 2023 -- Energy Focus, Inc. (NASDAQ:EFOI), a leader in sustainable, energy-efficient lighting and controls systems products for the commercial, military maritime and consumer markets, today announced financial results for its fourth quarter and fiscal year ended December 31, 2022.
Full-Year 2022 and Subsequent Business Highlights
•Net sales of $6.0 million, down 39.5% from 2021, reflecting limited product availability from supply chain constraints, entering 2022 with a declining military sales pipeline, and continuing fluctuations in the timing, pace, and size of commercial and military projects.
•Negative gross profit margin of (5.3)%, down from gross profit margin of 17.2% in 2021, primarily driven by diminished sales and discounted pricing and impairment write-offs in connection with our inventory reduction project.
•Loss from operations of $9.3 million, compared to a loss from operations in 2021 of $8.7 million.
•Net loss of $10.3 million, or $(1.27) per basic and diluted share of common stock, compared to a net loss of $7.9 million, or $(1.73) per basic and diluted share of common stock in 2021.
•Cash of $52 thousand as of December 31, 2022, included in total availability (as defined under “Non-GAAP Measures” below) of $107 thousand, as compared to cash of $2.7 million and total availability of $4.4 million as of December 31, 2021.
•Unsecured promissory notes issued during September 2022, October 2022, November 2022, and December 2022 resulted in net aggregate proceeds of $1.5 million.
•Strategic investment completed in January 2023 resulting in net proceeds of $2.1 million and conversion of additional $1.5 million outstanding on promissory notes into common stock.
•Private placements of $650 thousand of common stock in January to February 2023.
•Paid down $1.0 million on secured inventory lending facility and agreed to terminate accounts receivable lending facility, reducing borrowing costs during 2023.
•Restructured and paid down $500 thousand on outstanding bridge financing promissory note during 2023.

“2022 was a year for Energy Focus to reset,” said Lesley Matt, Chief Executive Officer. “The organization was defined by leadership transition, right-sizing and significant supply chain constraints throughout 2022. I joined in September 2022 following almost nine months of interim leadership, with great thanks to our Lead Independent Director Steve Socolof. Our 2022 results are not at the revenue or margin levels we believe Energy Focus can deliver. We struggled to secure a consistent supply of our best-selling products which greatly impacted our year. We did overhaul our inventory position while reducing our operating square footage and resultant real estate expenses, and our operating results reflect the overwhelming impact of promotional pricing and scrap activity. We dramatically reduced our operating workforce. While it was challenging to part ways with almost two-thirds of our colleagues from the beginning of the year, the remaining team is laser focused on driving the business forward in the most efficient manner. All of these changes were critical to prime Energy Focus for turnaround. The strategic investment from Sander Electronics that we completed in January validates this hard work, and brings us not only much needed financing, but also deep expertise in sourcing and new market opportunities in LED and energy solutions products.”

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

"Our lessons going into 2023 are to focus on our core business in commercial and military maritime retrofit lighting and controls systems, identify opportunities to innovate while controlling costs and delivering high value, and cautiously evaluate adjacent technologies that can leverage our existing sales channels. We entered 2022 with high hopes that our ultraviolet-C light disinfection (“UVCD”) products would pivot us to a direct-to-consumer product company. After evaluating market demand and supply chain challenges for our UVCD products, we revised our business strategy to primarily focus back on LED lighting and controls products for our military maritime and commercial and industrial lighting and control products. Critically, in May 2022 we reinvested in our government sales channel with a strategic hire of a U.S. Navy veteran focused on military and government sales. He immediately began rebuilding our sales pipeline for marine maritime sales, reversing a decline in orders and revenue that challenged much of 2022. Military sales are a long lead-time, often built to order sales pipeline where revenue trails orders by multiple quarters, so much of this impact will fall into 2023.”

Full-Year 2022 Financial Results
Net sales were $6.0 million for 2022, compared with $9.9 million for 2021. Net sales from commercial products were $3.7 million, or 62.8% of total net sales, for 2022, compared with $4.7 million, or 47.5% of total net sales, for 2021. The decrease in net sales of commercial products reflects continuing fluctuations in the timing, pace and size of commercial projects, including impacts of the COVID-19 pandemic. Net sales of our commercial products decreased in 2022 due to limited product availability impacts from supply chain constraints and continuing fluctuations in the timing, pace, and size of commercial products. Net sales from military and maritime market (“MMM”) products were $2.2 million, or 37.2% of total net sales, for 2022, compared with $5.2 million, or 52.5% of total net sales, for 2021. The decrease in net MMM product sales in 2022, as compared to 2021 was mainly due to a reduced military sales pipeline at the beginning of 2022 combined with delayed timing of expected shipments in fourth quarter of 2022 that were a result of supply chain constraints.

Gross loss was $0.3 million, or (5.3)% of net sales, for 2022, compared with gross profit of $1.7 million, or 17.2% of net sales, for 2021. The year-over-year decrease in gross margin was driven primarily by lower sales, resulting in an overhang in fixed costs against the lower sales volume of $1.2 million, or 20% of net sales, and an unfavorable increase in variable costs. The company primarily focused on selling inventory on hand, which carried a higher cost. As a result, variable costs increased 29%, as compared to 2021, to 92% of net 2022 sales. Gross margin for 2021 included favorable price and usage variances for material and labor of $31.3 thousand, or 1.75% of net sales. Adjusted gross margin, as defined under “Non-GAAP Measures” below, was (4.8)% for full-year 2022, compared to 18.8% in the prior year, primarily driven by low sales in 2022.
Operating loss was $9.3 million for 2022. This compares with an operating loss of $8.7 million for 2021. Net loss was $10.3 million, or $(1.27) per basic and diluted share of common stock, for 2022. This compares with a net loss of $7.9 million, or $(1.73) per basic and diluted share of common stock, for 2021, which included a non-cash, pre-tax income of $0.8 million from the forgiveness of the Company’s Paycheck Protection Program loan, as well as other income recorded relating to the Employee Retention Tax Credit (“ERTC”) of $0.9 million ($431 thousand of which was received during the fourth quarter of 2021).
Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $8.7 million for 2022, compared with a loss of $7.9 million for 2021. The increased Adjusted EBITDA loss in 2022, as compared to 2021, was primarily due to lower sales and the overhang of fixed costs over the lower sales volume.
Cash was $0.1 million as of December 31, 2022 as compared to $2.7 million as of December 31, 2021. As of December 31, 2022, the Company had total availability, as defined under “Non-GAAP Measures” below, of $107 thousand, which consisted of $52 thousand of cash and $55 thousand of additional borrowing availability under its credit facilities. This compares to total availability of $4.4 million as of December 31, 2021.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Fourth Quarter 2022 Financial Results:
Net sales were $0.7 million for the fourth quarter of 2022, down 72.4% compared with $2.4 million for the fourth quarter of 2021. Net sales from commercial products were $0.3 million, or 52.7% of total net sales, for the fourth quarter of 2022, an increase when compared to net sales from commercial products of $1.2 million, or 48.6% of total net sales, for the fourth quarter of 2021, reflecting the continuing impacts on our customers of the COVID-19 pandemic due to decreased demand in commercial space and commercial lighting. Net sales from MMM products were $0.3 million, or 47.3% of total net sales, for the fourth quarter of 2022, down from $1.2 million, or 51.4% of total net sales, in the fourth quarter of 2021. Sales were higher in the prior period due to a larger focus on military sales in 2021.
Gross loss was $0.2 million, or (35.9)% of net sales, for the fourth quarter of 2022, compared with gross profit of $0.2 million, or 7.9% of net sales, for the fourth quarter of 2021. Sequentially, this compares with a gross loss of $0.2 million, or (9.2)% of net sales, in the third quarter of 2022. The year-over-year decline in gross margin was primarily driven by lower sales, an overhang of fixed costs of $0.5 million, or 13.4% of net sales, against the lower sales volume, and higher variable cost. Variable costs increased 57%, as compared to the fourth quarter of 2021, to 123% of sales. As the company conserved cash, it primarily sold inventory on hand, which carried higher unit costs.
Adjusted gross margin, as defined under “Non-GAAP Measures” below, was (55.8)% for the fourth quarter of 2022, compared to 14.7% for the fourth quarter of 2021 and compared sequentially to 3.2% in the third quarter of 2022. The decrease in adjusted gross margin from the fourth quarter of 2021 and third quarter of 2022 is mainly due to higher variable costs and sales of inventory on hand.
Operating loss was $2.0 million for the fourth quarter of 2022, compared with an operating loss of $2.4 million for the fourth quarter of 2021. Sequentially, this compares to an operating loss of $2.4 million in the third quarter of 2022. The year-over-year decrease in the quarterly operating loss was primarily attributable to significant cost containment measures.
Net loss was $2.3 million in the fourth quarter of 2022, compared with net loss of $2.6 million in the fourth quarter of 2021. Sequentially, this compares to a net loss of $2.7 million in the third quarter of 2022.
Net loss per basic and diluted share of common stock was $(0.24) for the fourth quarter of 2022, compared with net loss per basic and diluted share of common stock of $(0.50) in the fourth quarter of 2021. Sequentially, this compares to a net loss per basic and diluted share of common stock of $(0.29) in the third quarter of 2022.
Adjusted EBITDA, as defined under “Non-GAAP Measures” below, was a loss of $1.8 million for the fourth quarter of 2022, compared with a loss of $2.2 million in the fourth quarter of 2021 and a loss of $2.3 million in the third quarter of 2022.
Conference Call:
The Company will host a conference call and webcast today, March 23, 2023 at 11 a.m. ET to review the fourth quarter and full-year 2022 results, followed by a Q&A session. To participate in the call, please dial toll-free 1-877-413-2411 or international 1-201-389-0879, and reference conference ID 13737275.

The conference call will be simultaneously webcast. To listen to the webcast, log on to it at: https://viavid.webcasts.com/starthere.jsp?ei=1605371&tp_key=714b45be50. The webcast will be available at this link through April 8, 2023. Financial information presented on the call, including the earnings press release, will be available on the investors section of Energy Focus’ website at investors.energyfocus.com.

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

About Energy Focus

Energy Focus is an industry-leading innovator of sustainable light-emitting diode (“LED”) lighting and lighting control technologies and solutions. As the creator of the first flicker-free LED lamps, Energy Focus develops high quality LED lighting products and controls that provide extensive energy and maintenance savings, as well as aesthetics, safety, health and sustainability benefits over conventional lighting. In 2023, EFOI announced plans to add high efficiency GaN (gallium nitride) power supply products to its product portfolio. Energy Focus is headquartered in Solon, Ohio. For more information, visit our website at www.energyfocus.com.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Forward-Looking Statements:
Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements can generally be identified by the use of forward-looking terminology, including the terms “believes,” “estimates,” “anticipates,” “expects,” “feels,” “seeks,” “forecasts,” “projects,” “intends,” “plans,” “may,” “will,” “should,” “could” or “would” or, in each case, their negative or other variations or comparable terminology. These forward-looking statements include all matters that are not historical facts and include statements regarding our intentions, beliefs or current expectations concerning, among other things, our results of operations, financial condition, liquidity, prospects, growth, strategies, capital expenditures, and the industry in which we operate. By their nature, forward-looking statements involve risks and uncertainties because they relate to events and depend on circumstances that may or may not occur in the future. Although we base these forward-looking statements on assumptions that we believe are reasonable when made in light of the information currently available to us, we caution you that forward-looking statements are not guarantees of future performance and that our actual results of operations, financial condition and liquidity, and industry developments may differ materially from statements made in or suggested by the forward-looking statements contained in this release. We believe that important factors that could cause our actual results to differ materially from forward-looking statements include, but are not limited to: (i) our need for and ability to obtain additional financing in the near term, on acceptable terms or at all, to continue our operations; (ii) our ability to regain and maintain compliance with the continued listing standards of The Nasdaq Stock Market (iii) our ability to refinance or extend maturing debt on acceptable terms or at all; (iv) our ability to continue as a going concern for a reasonable period of time; (v) our ability to realize synergies with our strategic investor; (vi) instability in the U.S. and global economies and business interruptions experienced by us, our customers and our suppliers, particularly in light of supply chain constraints and other long-term impacts of the coronavirus pandemic; (vii) the competitiveness and market acceptance of our LED lighting and control technologies and products; (viii) our ability to compete effectively against companies with lower prices or cost structures, greater resources, or more rapid development capabilities, and new competitors in our target markets; (ix) our ability to extend our product portfolio into new end markets, including consumer products; (x) our ability to increase demand in our targeted markets and to manage sales cycles that are difficult to predict and may span several quarters; (xi) the timing of large customer orders, significant expenses and fluctuations between demand and capacity as we manage inventory and invest in growth opportunities; (xii) our ability to successfully scale our network of sales representatives, agents, distributors and other channel partners to compete with the sales reach of larger, established competitors; (xiii) our ability to implement plans to increase sales and control expenses; (xiv) our reliance on a limited number of customers for a significant portion of our revenue, and our ability to maintain or grow such sales levels; (xv) our ability to add new customers to reduce customer concentration; (xviii) our ability to attract and retain a new chief financial officer; (xvii) our ability to manage the size of our workforce while continuing to attract, develop and retain qualified personnel, and to do so in a timely manner; (xviii) our ability to diversify our reliance on a limited number of third-party suppliers and development partners, our ability to manage third-party product development and obtain critical components and finished products on acceptable terms and of acceptable quality despite ongoing global supply chain challenges, and the impact of our fluctuating demand on the stability of such suppliers; (xix) our ability to timely, efficiently and cost-effectively transport products from our third-party suppliers by ocean marine and other logistics channels despite global supply chain and logistics disruptions; (xx) the impact of any type of legal inquiry, claim or dispute; (xxi) the macro-economic conditions, including rising interest rates and recessionary trends, in the United States and in other markets in which we operate or secure products, which could affect our ability to obtain raw materials, component parts, freight, energy, labor, and sourced finished goods in a timely and cost-effective manner; (xxii) our dependence on military maritime customers and on the levels and timing of government funding available to such customers, as well as the funding resources of our other customers in the public sector and commercial markets; (xxix) business interruptions resulting from geopolitical actions such as war and terrorism, natural disasters, including earthquakes, typhoons, floods and fires, or from health epidemics, or pandemics or other contagious outbreaks; (xxx) our ability to respond to new lighting and control technologies and market trends; (xxxi) our ability to fulfill our warranty obligations with safe and reliable products; (xxxii) any delays we may encounter in making new products available or
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

fulfilling customer specifications; (xxxiii) any flaws or defects in our products or in the manner in which they are used or installed; (xxix) our ability to protect our intellectual property rights and other confidential information, and manage infringement claims by others; (xxx) our compliance with government contracting laws and regulations, through both direct and indirect sale channels, as well as other laws, such as those relating to the environment and health and safety; (xxxi) risks inherent in international markets, such as economic and political uncertainty, changing regulatory and tax requirements and currency fluctuations, including tariffs and other potential barriers to international trade; and (xxix) our ability to maintain effective internal controls and otherwise comply with our obligations as a public company. For additional factors that could cause our actual results to differ materially from the forward-looking statements, please refer to our most recent annual report on Form 10-K and quarterly reports on Form 10-Q filed with the Securities and Exchange Commission.
###
Investor Contact:
Lesley A. Matt
Chief Executive Officer
(216) 715-1300

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(Audited)
(in thousands)

	December 31,
	2022	2021
ASSETS
Current assets:
Cash	$52	$2,682
Trade accounts receivable, less allowances of $26 and $14, respectively	445	1,240
Inventories, net	5,476	7,866
Short-term deposits	592	712
Prepaid and other current assets	232	479
Receivable for claimed ERTC	445	445
Total current assets	7,242	13,424
Property and equipment, net	76	675
Operating lease, right-of-use asset	1,180	292
Total assets	$8,498	$14,391
LIABILITIES
Current liabilities:
Accounts payable	$2,204	$2,235
Accrued liabilities	145	265
Accrued legal and professional fees	—	104
Accrued payroll and related benefits	261	718
Accrued sales commissions	76	57
Accrued warranty reserve	183	295
Deferred revenue	—	268
Operating lease liabilities	198	325
Finance lease liabilities	—	1
Related party promissory notes payable	814	—
Promissory notes payable, net of discounts and loan origination fees	2,618	1,719
Credit line borrowings, net of loan origination fees	1,447	2,169
Total current liabilities	7,946	8,156

(continued on the following page)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Balance Sheets
(Audited)
(in thousands)

	December 31,
	2022	2021
Operating lease liabilities, net of current portion	1,029	26
Total liabilities	8,975	8,182

STOCKHOLDERS' (DEFICIT) EQUITY
Preferred stock, par value $0.0001 per share:
Authorized: 5,000,000 shares (3,300,000 shares designated as Series A Convertible Preferred Stock) at December 31, 2022 and December 31, 2021
Issued and outstanding: 876,447 shares at December 31, 2022 and December 31, 2021	—	—
Common stock, par value $0.0001 per share:
Authorized: 50,000,000 shares at December 31, 2022 and December 31, 2021
Issued and outstanding: 9,848,438 shares at December 31, 2022 and 6,368,549 shares at December 31, 2021	1	—
Additional paid-in capital	148,545	144,953
Accumulated other comprehensive loss	(3)	(3)
Accumulated deficit	(149,020)	(138,741)
Total stockholders' (deficit) equity	$(477)	$6,209
Total liabilities and stockholders' (deficit) equity	$8,498	$14,391
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Operations
(In thousands, except per share data)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Net sales	$663	$1,764	$2,405	$5,968	$9,865
Cost of sales	901	1,927	2,216	6,286	8,167
Gross (loss) profit	(238)	(163)	189	(318)	1,698

Operating expenses:
Product development	269	366	464	1,491	1,891
Selling, general, and administrative	1,255	1,802	2,081	7,148	8,535
Loss on impairment	262	76	—	338	—
Restructuring	—	—	—	—	(21)
Total operating expenses	1,786	2,244	2,545	8,977	10,405
Loss from operations	(2,024)	(2,407)	(2,356)	(9,295)	(8,707)

Other expenses:
Interest expense	275	235	272	954	792
Gain on forgiveness of PPP loan	—	—	—	—	(801)
Other income	—	—	(14)	(30)	(876)
Other expenses	7	20	18	56	65

Loss from operations before income taxes	(2,306)	(2,662)	(2,632)	(10,275)	(7,887)
Provision for (benefit) from income taxes	4	—	(1)	4	(1)
Net loss	$(2,310)	$(2,662)	$(2,631)	$(10,279)	$(7,886)

Net (loss) income per common share attributable to common stockholders - basic and diluted:
From operations	$(0.24)	$(0.29)	$(0.50)	$(1.27)	$(1.73)

Weighted average shares used in computing net (loss) income per common share:
Basic and diluted	9,583	9,190	5,312	8,110	4,561

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Cash flows from operating activities:
Net (loss) income	$(2,310)	$(2,662)	$(2,631)	$(10,279)	$(7,886)
Loss from discontinued operations	—	—	—	—	—
Loss from continuing operations	(2,310)	(2,662)	(2,631)	(10,279)	(7,886)
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Other income	—	—	(14)	(30)	(876)
Capitalized interest on promissory notes payable	40	—	—	40	—
Gain on forgiveness of PPP loan	—	—	—	—	(801)
Depreciation	30	42	45	159	188
Stock-based compensation	2	17	42	117	429
Provision for doubtful accounts receivable	17	1	(4)	14	6
Provision for slow-moving and obsolete inventories and valuation reserves	(132)	220	165	32	156
Provision for warranties	(58)	(74)	55	(111)	68
Amortization of loan discounts and origination fees	117	87	72	364	230
Loss on dispositions of property and equipment	262	76	—	338	—
Changes in operating assets and liabilities:
Accounts receivable	543	139	393	783	783
Inventories	812	792	(276)	2,358	(2,381)
Short-term deposits	171	(110)	170	120	257
Prepaid and other assets	85	46	788	247	669
Accounts payable	91	629	(341)	(1)	(423)
Accrued and other liabilities	(135)	(101)	(75)	(596)	(380)
Deferred revenue	(7)	7	266	(268)	196
Total adjustments	1,838	1,771	1,286	3,566	(1,879)
Net cash used in operating activities	(472)	(891)	(1,345)	(6,713)	(9,765)

Cash flows from investing activities:
Acquisitions of property and equipment	—	(9)	(132)	(41)	(443)
Proceeds from the sale of property and equipment	25	—	—	25	—
Net cash used in investing activities	25	(9)	(132)	(16)	(443)
(continued on the next page)

32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Condensed Consolidated Statements of Cash Flows
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Cash flows from financing activities:
Proceeds from the issuance of common stock and warrants	—	—	4,500	3,500	9,500
Proceeds from warrants exercised	—	—	274	—	801
Offering costs paid on the issuance of common stock and warrants	—	—	(499)	(334)	(969)
Proceeds from exercises of stock options and employee stock purchase plan purchases	1	—	21	6	80
Principal payments under finance lease obligations	—	—	—	(1)	(3)
Common stock withheld in lieu of income tax withholding on vesting of restricted stock units	—	—	—	—	(1)
Payments for deferred financing & termination costs	—	—	—	—	—
Payments on the 2021 Streeterville note	(205)	(410)	—	(1,640)	—
Proceeds from the 2021 Streeterville Note	—	—	—	—	1,515
Proceeds from the 2022 Streeterville Note	—	—	—	2,000
Proceeds from related party promissory notes payable	350	—	—	800	—
Proceeds from promissory notes payable	650	450	—	650	—
Net (payments on) proceeds from credit line borrowings - Credit Facilities	(553)	58	(518)	(768)	(181)
Payments for deferred financing costs	215	(95)	—	(114)	—
Net cash provided by financing activities	458	3	3,778	4,099	10,742

Net increase (decrease) in cash and restricted cash	11	(897)	2,301	(2,630)	534
Cash at beginning of period	41	938	381	2,682	2,178
Cash at end of period	$52	$41	$2,682	$52	$2,712

Non-cash investing and financing activities:
Debt-to-equity exchange transactions	$304	$—	$—	$304	$—

Sales by Products
(In thousands)

	Three months ended			Twelve months ended
	December 31,	September 30,	December 31,	December 31,
	2022	2022	2021	2022	2021
Commercial products	$349	$1,288	$1,169	$3,746	$4,682
Military maritime products	313	476	1,236	2,222	5,183
Total net sales	$662	$1,764	$2,405	$5,968	$9,865
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

Non-GAAP Measures

In addition to the results in this release that are presented in accordance with generally accepted accounting principles in the United States (“U.S. GAAP”), we provide certain non-GAAP measures, which present operating results on an adjusted basis. These non-GAAP measures are supplemental measures of performance that are not required by or presented in accordance with U.S. GAAP and, include:

•total availability, which we define as our ability on the period end date to access additional cash if necessary under our short-term credit facilities, plus the amount of cash on hand on that same date;
•adjusted EBITDA, which we define as net income (loss) before giving effect to restructuring expenses, financing charges, loss on impairment, income taxes, non-cash depreciation, stock compensation, and incentive compensation; and
•adjusted gross margins, which we define as our gross profit margins during the period without the impact from excess and obsolete, in-transit and net realizable value inventory reserve movements that do not reflect current period inventory decisions.

We believe that our use of these non-GAAP financial measures permits investors to assess the operating performance of our business relative to our performance based on U.S. GAAP results and relative to other companies within the industry by isolating the effects of items that may vary from period to period without correlation to core operating performance or that vary widely among similar companies, and to assess liquidity, cash flow performance of the operations, and the product margins of our business relative to our U.S. GAAP results and relative to other companies in the industry by isolating the effects of certain items that do not have a current period impact. However, our presentation of these non-GAAP measures should not be construed as an indication that our future results will be unaffected by unusual or infrequent items or that the items for which we have made adjustments are unusual or infrequent or will not recur. Further, there are limitations on the use of these non-GAAP measures to compare our results to other companies within the industry because they are not necessarily standardized or comparable to similarly titled measures used by other companies. We believe that the disclosure of these non-GAAP measures is useful to investors as they form part of the basis for how our management team and Board of Directors evaluate our operating performance.

Total availability, adjusted EBITDA and adjusted gross margins do not represent cash generated from operating activities in accordance with U.S. GAAP, are not necessarily indicative of cash available to fund cash needs and are not intended to and should not be considered as alternatives to cash flow, net income and gross profit margins, respectively, computed in accordance with U.S. GAAP as measures of liquidity or operating performance. Reconciliations of these non-GAAP measures to the most directly comparable financial measures calculated and presented in accordance with U.S. GAAP are provided below.
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877

	As of
(in thousands)	December 31, 2022	September 30, 2022	December 31, 2021
Total borrowing capacity under credit facility	$1,567	$2,212	$4,042
Less: Line of credit borrowings, gross(1)	(1,512)	(2,043)	(2,279)
Excess availability under credit facility(2)	55	169	1,763
Cash	52	41	2,682
Total availability(3)	$107	$210	$4,445
(1)Forms 10-Q and 10-K Balance Sheets reflect the Line of credit net of debt financing costs of $65, $85, and $109, respectively.
(2)Excess availability under credit facilities - represents difference between maximum borrowing capacity of credit facility and actual borrowings
(3)Total availability- represents Company’s ‘access’ to cash if needed at point in time

	Three months ended				Twelve months ended
(in thousands)	December 31,		September 30,	December 31,	December 31,
	2022		2022	2021	2022	2021
Net loss	$(2,310)		$(2,662)	$(2,631)	$(10,279)	$(7,886)
Restructuring	—		—	—	—	(21)
Net loss, excluding restructuring	(2,310)	0	(2,662)	(2,631)	(10,279)	(7,907)
Interest	275		235	272	954	792
Gain on forgiveness of PPP loan	—		—	—	—	(801)
Loss on impairment of property & equipment	262		76	—	338	—
Other income - employee retention tax credit	—		—	(14)	(30)	(876)
Provision for income taxes	4		—	(1)	4	(1)
Depreciation	30		42	45	159	188
Stock-based compensation	2		17	42	117	429
Other incentive compensation	(19)		7	68	16	245
Adjusted EBITDA	$(1,756)	$—	$(2,285)	$(2,219)	$(8,721)	$(7,931)

	Three months ended						Twelve months ended
(in thousands)	December 31, 2022		September 30, 2022		December 31, 2021		December 31, 2022		December 31, 2021
	($)	(%)	($)	(%)	($)	(%)	($)	(%)	($)	(%)
Net sales	$663		$1,764		$2,405		$5,968		$9,865
Reported gross profit	(238)	(35.9)%	(163)	(9.2)%	189	7.9%	(318)	(5.3)%	1,698	17.2%
E&O, in-transit and net realizable value inventory reserve changes	(132)	(19.9)%	220	12.5%	165	6.9%	32	0.5%	156	1.6%
Adjusted gross margin	$(370)	(55.8)%	$57	3.2%	$354	14.7%	$(286)	(4.8)%	$1,854	18.8%
32000 Aurora Road, Solon, OH 44139        •    www.energyfocus.com        •    800.327.7877